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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Rudy Morin
Executive Vice President, Operations & Finance
415-919-2734

Stuart Pearlman
Phase Two Strategies
212-370-4940


                      NCD ADOPTS SHAREHOLDER RIGHTS PLAN


    MOUNTAIN VIEW, CA -- August 13, 1997 -- The board of directors of Network Computing Devices, Inc. (Nasdaq: NCDI) has adopted a shareholder rights plan. A letter containing details of the plan will be mailed to shareholders early next month.

    In making the announcement, the company said that the plan would strengthen the board's ability to protect shareholders and other stakeholders against acquisitions of control without paying all shareholders a fair premium. NCD said that the plan is also designed to protect against coercive tender offers or other inadequate offers, but the company added that the plan is not intended to prevent an offer that its board concludes is in the best interests of NCD and its shareholders.

    To implement the plan, NCD's board declared a dividend of one preferred stock purchase right for each of the company's approximately 16.3 million common shares outstanding for stockholders of record Tuesday, September 2, 1997. Each right would enable the rightholder to purchase, under certain circumstances, a fractional share of a newly issued series of NCD preferred stock.

    The rights would become exercisable, and trade independently from NCD's common stock, upon the public announcement of the acquisition by a person or group of 15% or more of NCD's common stock, or 10 days after commencement of a tender or exchange offer for NCD common stock that would result in the acquisition of 15% or more of that stock.

    The rights expire August 12, 2007, unless redeemed earlier by NCD's board, and can be redeemed by the board at a price of $0.01 per right at any time before the rights become exercisable, but only in limited circumstances after that time. NCD said it had been advised by counsel that the rights distribution would not be taxable to shareholders.

    About NCD: Founded in 1988, Network Computing Devices, Inc. is a leader in the network computer industry. It provides network computer hardware and software that delivers simultaneous, high-performance, easy-to-manage access to any application on an enterprise network from any desktop. The company's product lines include the Explora and HMX families of Universal Network Computers, the WinCenter Pro multi-user Windows NT application server software, and the PC-Xware software that connects PCs using MS Windows to UNIX hosts with a selection of terminal emulation and network connectivity tools. There are more than 350,000 NCD network computing installations. NCD's technology is also incorporated into products sold by leading manufacturers such as IBM, Sun and Novell. Network Computing Devices can be reached on the Internet at www.ncd.com.

     The forward statements in this release regarding NCD's plans and strategies are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties that may cause actual results to differ materially from expectations. Those risks and uncertainties include, but are not limited to, continuing acceptance of NCD's products, the Company's ability to develop new products, competitive pressures in the network computing marketplace, the Company's ability to obtain component parts, manage the transition to indirect channels, continued overall growth in the network computing market, pricing pressures, changes in customer requirements and product mix. Further information on factors that could cause actual results to differ from those anticipated is included in filings made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, the Form 10K for the year ended December 31, 1996, and the form 10-Q for the quarter ended June 30, 1997.

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